Exhibit 99.1

CallidusCloud Announces Second Quarter 2015 Results

-	Q2 SaaS Revenue of $27.2 Million, a 39% Year-over-Year Increase

-	Record Q2 Revenue of $41.6 Million, a 28% Year-over-Year Increase

-	Year to Date Operating Cash Flow, a 65% Year-over-Year Increase

-	Raises 2015 Revenue Guidance – $167.0 Million to $169.0 Million

DUBLIN, Calif., July 30, 2015— Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced financial results for the second quarter ended June 30, 2015.

“Q2 was a very strong quarter with solid sales execution. We added new landmark customers, grew SaaS revenue ahead of our guidance, and beat our total revenue guidance while we made money,” said Leslie Stretch, president and CEO of CallidusCloud. “The momentum in the business continues to increase and as such we are raising our full year guidance."

Financial Highlights for the Second Quarter 2015
Total revenue was $41.6 million for the second quarter, an increase of 28%. Total recurring revenue was $30.7 million, which includes SaaS revenue of $27.2 million and maintenance revenue of $3.5 million. SaaS revenue increased 39% over the same quarter in the prior year, benefiting from the continued success in our Lead to Money Suite. Services and license revenue was $10.9 million, consisting of $10.3 million in services revenue, a 36% increase over prior year, and $0.6 million in license revenue, a decrease of approximately $0.7 million over prior year.  Cash and short-term investments were $92.3 million, as the company paid off the bank revolver of $10.5 million during the quarter.

GAAP Performance

•	Recurring revenue gross margin was 74%, compared to 68% for the same quarter in the prior year.

•	Overall gross margin was 62%, compared to 60% for the same quarter in the prior year.

•	Operating loss was $4.3 million, compared to $3.0 million for the same quarter in the prior year.

•
Net loss was $4.7 million, or ($0.08) on a per share basis, compared to net income of $250,000, or breakeven on a per share basis, for the same quarter in the prior year. The second quarter of 2014 included a $3.9 million gain on the sale of select domain names and trademarks.

•	Cash from operations was $2.6 million in the current quarter, compared to $1.0 million for the same quarter in the prior year.

Non-GAAP Performance

The following non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•	Recurring revenue gross margin was 77%, compared to 72% for the same quarter in the prior year.

•	Overall gross margin was 65%, compared to 63% for the same quarter in the prior year.

•	Operating income was $2.0 million, compared to $1.4 million for the same quarter in the prior year.

•	Net income was $1.6 million, or $0.03 per fully diluted share, compared to $1.0 million, or $0.02 per fully diluted share, for the same quarter in the prior year.

Business Highlights for the Second Quarter 2015

•
CallidusCloud hosted its fourth annual C3 customer conference in Las Vegas where top prospects and customers gathered to see the latest innovations in sales, marketing, learning and customer experience. The event had a marked increase in the quality of attendees yielding a significant pipeline increase as compared to last year’s event.

•
CallidusCloud announced the release of Producer Pro, a new solution enabling insurance carriers to effectively manage agents, brokers and agencies throughout their entire lifecycle. Producer Pro provides carriers with a complete view of their producers and helps streamline key processes such as onboarding to improve sales.

•
At a special launch event in London, CallidusCloud previewed the new Thunderbridge Predictive Analytics capabilities that enable companies to predict critical sales outcomes and performance based on historical data. The solution was also a feature of the keynote at C3 where the beta program was launched prior to general release in the fall.

•
DocuSign and CallidusCloud expanded their existing partnership to include CPQ. The DocuSign capabilities can now be resold by CallidusCloud as part of the Lead to Money Suite. This enables faster acceptance of commission plans, quotes and contracts.

•
After the quarter ended CallidusCloud announced the acquisition of BridgeFront, a leading provider of compliance education content for healthcare and insurance companies. The BridgeFront team of 20 has deep domain knowledge and brings over 300 customers. The content will be sold through CallidusCloud’s Litmos mobile learning business.

•
After 11 years of service David Pratt will retire from the board of directors. We would like to take this opportunity to thank him for his long service and wish him well for the future. David will formally retire at the October 27, 2015 board of directors meeting. With Murray Rode joining the board in 2014 the board of directors is at its full complement.

Financial Outlook for 2015 - Third Quarter and Full Year

For the third quarter of 2015, excluding the contribution from the acquisition of BridgeFront, the Company expects total revenue to be between $42.0 million and $43.0 million. GAAP operating loss is expected to be between ($2.5) million and ($3.5) million, with GAAP net loss per share between ($0.04) and ($0.06). Non-GAAP operating income is expected to be between $3.0 million and $4.0 million, with non-GAAP income per diluted share between $0.05 and $0.07.

For the full year of 2015, excluding the contribution from the acquisition of BridgeFront, the Company is increasing previous revenue guidance to the range of $167.0 million to $169.0 million. GAAP operating loss is expected to be between ($9.0) million and ($12.0) million, with GAAP net loss per share between ($0.25) and ($0.29). Non-GAAP operating income is expected to be between $12.0 million and $13.5 million, with non-GAAP income per diluted share between $0.18 and $0.21.

Conference Call

In conjunction with this announcement CallidusCloud will host a conference call at 1:30 p.m. Pacific Daylight Time (PDT) today to discuss the second quarter and outlook for the third quarter 2015 and full year 2015. The conference call will be available via live webcast at the Investor Relations section of CallidusCloud’s website.

Webcast site: http://www.calliduscloud.com/about-us/investor-relations
Dial-in: 877-703-6104 (International callers: 857-244-7303)
Passcode: 61669037
Replay information: A webcast replay will be available on the Investor Relations section of our website under Calendar of Events.

For more information, please visit: http://www.calliduscloud.com/about-us/investor-relations/

About CallidusCloud

Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing and learning solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation - driving bigger deals, faster. Over 4,000 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

For more information, please visit www.calliduscloud.com.

Non-GAAP Financial Measures

In this release, CallidusCloud has provided additional financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP gross margin, non-GAAP recurring revenue gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP net income per diluted share. CallidusCloud uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors as a supplement to GAAP measures in evaluating CallidusCloud’s operating performance. CallidusCloud believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in CallidusCloud’s industry, many of which present non-GAAP financial measures that may resemble our non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Our non-GAAP measures reflect adjustments based on the following items:

Stock-based compensation expense: We have excluded the effect of stock-based compensation expense from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe the exclusion of stock-based compensation expense provides a useful comparison of our operating results to our peers.

Restructuring and other expense: We have excluded the effect of restructuring and other expense from our non-GAAP operating expenses, operating income, net income and net income per diluted share. Restructuring and other expense consists of employee severance, facility exit costs and incremental depreciation expense as a result of the change in the estimated useful life of assets abandoned. We feel it is useful to investors to understand the effects of these items on our financial results.

Patent litigation and settlement costs and patent litigation estimates: We have excluded the effect of patent infringement and litigation defense costs, settlement costs and patent litigation estimates from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe patent defense costs and settlement costs and patent litigation estimates are not indicative of our ongoing business operations, and are inconsistent in amount and frequency; as such we exclude patent litigation defense costs during our evaluation of our business performance.

Convertible note interest expense, conversion costs and amortization of convertible note issuance costs: We have excluded the costs of convertible note interest expense, redemption inducement and issuance costs from our non-GAAP net income and net income per diluted share. We believe that these costs are not indicative of our continuing operations or meaningful in evaluating current versus past business results.

Amortization and gain on sale of acquired intangible assets: We have excluded the effect of amortization and gain on sale of acquired intangibles which include developed technology, customer relationships, trade names, domain names, patents and licenses from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, other income and expense, net income and net income per diluted share. Amortization and gain on sale of acquired intangibles are significantly affected by timing, and as such, can be inconsistent in amount and nature.

Acquisition-related costs: We have excluded the costs related to acquisitions from our non-GAAP operating expenses, operating income, net income and net income per diluted share. These costs include legal and transactional costs associated with acquisition activities that we would not have otherwise incurred in the periods presented as part of our continuing operations. We believe the exclusion of acquisition-related costs provides a useful comparison of our operating results to our peers.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including for example discussion of our commercial prospects, estimates of future revenues, operating income/loss and expenses, earnings per share, stock-based compensation expenses, amortization of acquired intangible assets, restructuring and other expenses, and patent litigation costs and estimates reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, relative growth of our recurring revenue, potential decreases in customer spending, uncertainty regarding purchasing trends in the cloud software market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, our ability to develop new products and services, increased competition or new entrants in the marketplace, potential impact of acquisitions and investments, changes in staffing levels, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K which may be obtained by contacting CallidusCloud’s Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud’s website (http://www.calliduscloud.com/about-us/investor-relations/). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

©2015. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft , ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, Clicktools, Surve and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com

CALLIDUS SOFTWARE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except for percentages and per share data)

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Recurring	$30,713	$23,684	$59,606	$45,934
Services and license	10,901	8,831	21,753	17,558
Total revenue	41,614	32,515	81,359	63,492
Cost of revenue:
Recurring	7,841	7,502	16,199	14,790
Services and license	8,062	5,628	15,723	10,738
Total cost of revenue	15,903	13,130	31,922	25,528
Gross profit	25,711	19,385	49,437	37,964

Operating expenses:
Sales and marketing	14,796	11,808	28,522	22,535
Research and development	6,002	5,045	12,040	9,918
General and administrative	9,112	5,135	16,530	10,221
Restructuring and other	118	404	234	404
Total operating expenses	30,028	22,392	57,326	43,078
Operating loss	(4,317)	(3,007)	(7,889)	(5,114)
Interest income and other income (expense), net	(186)	3,941	(376)	3,968
Interest expense	(56)	(154)	(123)	(391)
Income (loss) before provision for income taxes	(4,559)	780	(8,388)	(1,537)
Provision for income taxes	165	530	379	680
Net income (loss)	$(4,724)	$250	$(8,767)	$(2,217)
Net income (loss) per share
Basic	$(0.08)	$-	$(0.16)	$(0.05)
Diluted	$(0.08)	$-	$(0.16)	$(0.05)
Weighted average shares used in computing net income (loss) per share:
Basic	55,595	46,648	53,166	46,298
Diluted	55,595	48,061	53,166	46,298

CALLIDUS SOFTWARE INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except for percentages and per share data)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$72,272	$34,200
Short-term investments	19,990	2,766
Accounts receivable, net	42,385	41,623
Prepaid and other current assets	9,492	10,384
Total current assets	144,139	88,973

Property and equipment, net	19,454	18,755
Goodwill	47,073	46,970
Intangible assets, net	15,491	17,757
Deferred income taxes, noncurrent	399	440
Deposits and noncurrent assets	2,854	3,403
Total assets	$229,410	$176,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,160	$2,056
Accrued payroll and related expenses	8,105	9,051
Accrued expenses	12,607	16,868
Deferred income taxes	1,475	1,475
Deferred revenue	67,108	61,427
Capital lease obligations	668	1,001
Total current liabilities	93,123	91,878

Deferred revenue, noncurrent	7,351	10,195
Deferred income taxes, noncurrent	334	561
Revolving line of credit	-	10,481
Other noncurrent liabilities	4,561	4,709
Total liabilities	105,369	117,824

Stockholders’ equity:
Common stock	55	49
Additional paid-in capital	418,509	344,312
Treasury stock	(14,430)	(14,430)
Accumulated other comprehensive loss	(608)	(739)
Accumulated deficit	(279,485)	(270,718)
Total stockholders’ equity	124,041	58,474
Total liabilities and stockholders’ equity	$229,410	$176,298

CALLIDUS SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except for percentages and per share data)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(8,767)	$(2,217)
Adjustments to reconcile net loss to net cash provided by operating activities:		-
Depreciation expense	2,939	2,564
Amortization of intangible assets	2,547	2,525
Gain on sale of intangibles		(3,862)
Provision of doubtful accounts	676	480
Stock-based compensation	9,909	4,924
Deferred income taxes	(235)	(239)
Release of valuation allowance	-	(149)
Loss on disposal of property and equipment	6	-
Amortization of convertible notes issuance cost	-	58
Net amortization on investments	20	15
Changes in operating assets and liabilities:
Accounts receivable	(1,437)	(243)
Prepaid and other current assets	941	(291)
Other noncurrent assets	549	401
Accounts payable	915	(706)
Accrued expenses	729	1,553
Accrued payroll and related expenses	(946)	(1,149)
Accrued restructuring and other expenses	(32)	(50)
Deferred revenue	2,837	2,832
Net cash provided by operating activities	10,651	6,446
Cash flows from investing activities:
Purchases of investments	(17,591)	(1,209)
Proceeds from maturities and sale of investments	351	5,050
Purchases of property and equipment	(8,285)	(4,018)
Purchases of intangible assets	(270)	(743)
Proceeds from sale of intangible assets, net of assets	-	4,651
Acquisitions, net of cash acquired	-	(2,402)
Net cash provided by (used in) investing activities	(25,795)	1,329
Cash flows from financing activities:
Proceeds from follow-on offering, net of issuance costs	64,372	-
Proceeds from issuance of common stock	2,229	1,975
Restricted stock units acquired to settle employee withholding liability	(2,356)	(1,439)
Excess tax benefits from stock-based compensation	33	-
Proceeds from line of credit (net of repayment to line of credit)	(10,481)	2,982
Payment of consideration related to acquisitions	(226)	(630)
Repayment of debt	-	(645)
Payment of principal under capital leases	(333)	(416)
Net cash provided by financing activities	53,238	1,827
Effect of exchange rates on cash and cash equivalents	(22)	17
Net increase in cash and cash equivalents	38,072	9,619
Cash and cash equivalents at beginning of period	34,200	28,295
Cash and cash equivalents at end of period	$72,272	$37,914

CALLIDUS SOFTWARE INC.
GAAP TO NON-GAAP ADJUSTMENT SUMMARY
(unaudited)
(In thousands, except for percentages and per share data)

Non-GAAP adjustments include stock-based compensation, amortization of acquired intangible assets, patent litigation and settlement costs and estimates, interest expense on convertible notes, amortization of convertible note issuance costs, debt conversion expense, restructuring and other expenses, acquisition-related costs and gain on sale of domain names and trademarks as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
Cost of revenues:
Recurring	$887	$769	$1,805	$1,498
Services and license	247	270	599	496
Operating expenses:
Sales and marketing	1,486	1,054	3,269	1,883
Research and development	650	474	1,447	912
General and administrative	2,922	1,473	4,984	2,855
Restructuring and other	118	404	234	404
Interest income and other income (expense)	-	(3,728)	-	(3,527)
Total	$6,310	$716	$12,338	$4,521

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014

Non-GAAP gross profit reconciliation:

Gross profit	$25,711	$19,385	$49,437	$37,964

Gross margin	62%	60%	61%	60%
Add back:
Non-cash stock-based compensation	486	448	1,115	844
Non-cash amortization of acquired
intangible assets	649	591	1,290	1,150
Non-GAAP gross profit	$26,846	$20,424	$51,842	$39,958

Gross margin	65%	63%	64%	63%

Non-GAAP recurring revenue gross profit reconciliation:

Recurring revenue gross profit	$22,872	$16,182	$43,407	$31,144

Recurring revenue gross margin	74%	68%	73%	68%
Add back:
Non-cash stock-based compensation	249	192	536	374
Non-cash amortization of acquired
intangible assets	638	577	1,269	1,124
Non-GAAP recurring revenue gross profit	$23,759	$16,951	$45,212	$32,642

Recurring revenue gross margin	77%	72%	76%	71%

Non-GAAP operating expense reconciliation:

Operating expenses	$30,028	$22,392	$57,326	$43,078
Operating expenses, as a % of total
revenues	72%	69%	70%	68%
Subtract:
Non-cash stock-based compensation	(4,606)	(2,184)	(8,793)	(4,080)
Non-cash amortization of acquired
intangible assets	(423)	(326)	(841)	(636)
Patent litigation and settlement costs	(28)	(491)	(65)	(934)
Restructuring and other	(118)	(404)	(234)	(404)
Non-GAAP operating expenses	$24,853	$18,987	$47,393	$37,024
Non-GAAP operating expenses, as a %
of total revenues	60%	58%	58%	58%

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(unaudited)
(In thousands, except for percentages and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Non-GAAP operating income (loss) reconciliation:

Operating loss	$(4,317)	$(3,007)	$(7,889)	$(5,114)
Operating loss, as a % of total
revenues	(10)%	(9)%	(10)%	(8)%

Add back:
Non-cash stock-based compensation	5,092	2,632	9,908	4,924
Non-cash amortization of acquired
intangible assets	1,072	917	2,131	1,786
Patent litigation and settlement costs	28	491	65	934
Restructuring and other	118	404	234	404
Non-GAAP operating income	$1,992	$1,437	$4,449	$2,934
Non-GAAP operating income, as a %
of total revenues	5%	4%	5%	5%

Non-GAAP net income (loss) reconciliation:

Net income (loss)	$(4,724)	$250	$(8,767)	$(2,217)
Net income (loss), as a % of total
revenues	(11)%	1%	(11)%	(3)%
Add back:
Non-cash stock-based compensation	5,092	2,632	9,908	4,924
Non-cash amortization of acquired
intangible assets	1,072	917	2,131	1,786
Patent litigation and settlement costs	28	491	65	934
Restructuring and other	118	404	234	404
Interest expense on convertible notes	-	108	-	277
Amortization of convertible note issuance cost	-	26	-	58
Sale of domain names and trademarks	-	(3,862)	-	(3,862)
Non-GAAP net income	$1,585	$966	$3,571	$2,304
Non-GAAP net income, as a %
of total revenues	4%	3%	4%	4%

Non-GAAP net income (loss) per share reconciliation:

Net loss per basic and diluted share	$(0.08)	$-	$(0.16)	$(0.05)
Add back:
Non-cash stock-based compensation	0.09	0.06	0.19	0.11
Non-cash amortization of acquired
intangible assets	0.02	0.02	0.04	0.04
Patent litigation and settlement costs	-	0.01	-	0.02
Restructuring and other	-	0.01	0.01	0.01
Interest expense on convertible notes	-	-	-	0.01
Amortization of convertible note issuance cost	-	-	-	(0.01)
Sale of domain names and trademarks	-	(0.08)	-	(0.08)
Non-GAAP net income per diluted share	$0.03	$0.02	$0.07	$0.05

Basic and fully diluted shares reconciliation:

GAAP basic shares	55,595	46,648	53,166	46,298
Add back:
Weighted average effect of dilutive securities - GAAP	-	1,413	-	-
Shares used in calculation of diluted net income (loss) per share - GAAP	55,595	48,061	53,166	46,298
Add back:
Weighted average effect of dilutive securities Non-GAAP	1,225	1,507	1,620	1,718
Shares used in calculation of diluted net income per share - Non GAAP (a)	56,820	49,568	54,786	48,016

(a) Shares used in the per share calculation for reconciling items between GAAP and Non-GAAP financial measures.

CALLIDUS SOFTWARE INC.
FINANCIAL OUTLOOK
(unaudited)
(In thousands, except for per share data)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the Company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.

Three Months Ended
September 30, 2015
	GAAP	Non-GAAP

Total revenue	$42,000 - $43,000	$42,000 - $43,000
Operating income (loss) (a)	($2,500) - ($3,500)	$3,000 - $4,000
Net income (loss) per diluted share (c)	($0.04) - ($0.06)	$0.05 - $0.07

Twelve Months Ended
December 31, 2015
	GAAP	Non-GAAP

Total revenue	$167,000 - $169,000	$167,000 - $169,000
Operating income (loss) (b)	($9,000) - ($12,000)	$12,000 - $13,500
Net income (loss) per diluted share (c)	($0.25) - ($0.29)	$0.18 - $0.21

(a)
Estimated non-GAAP amounts above for the three months ending September 30, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1.0 - $1.2 million, estimated stock-based compensation expense of approximately $4.6 – $5.0 million, and patent litigation costs and restructuring of approximately $0.1 – $0.3 million.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $3.7 - $4.4 million, estimated stock-based compensation expense of approximately $18.5 - $19.5 million, and patent litigation and restructuring costs of approximately $0.3 - $1.0 million.

(c)	Non-GAAP fully diluted share count is between 56.8 million and 58.3 million. GAAP share count is between 54.8 million and 56.3 million.